Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

NXU, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 par value	Other	415,670,680	(1)		(2)	$1,771,966	(2)	0.00015310	$271.29
Fees Previously Paid	—	—	—	—		—		—			—
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—				—	—	—	—
	Total Offering Amounts							$1,771,966	(2)		$271.29
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$271.29

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—						—
Rule 457(p)
Fee Offset Claims	—	—	—	—		—	—	—	—	—
Fee Offset Sources											—

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
—	—	—	—	—	—	—

(1)	Relates to common stock, $0.001 par value per share, of Nxu, Inc., a Delaware corporation (“Nxu”), issuable to holders of common stock, $0.0001 par value per share, of Verde Bioresins, Inc., a Delaware corporation (“Verde”), pursuant to terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 23, 2024, by and among Nxu, NXU Merger Sub, Inc., NXU Merger Sub, LLC, and Verde. The amount of common stock of Nxu to be registered includes the estimated maximum number of shares of common stock of Nxu that is expected to be issued (or become issuable) in accordance with the terms and conditions of the Merger Agreement, without taking into account the effect of a reverse stock split of common stock of Nxu, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 0.0078 shares of common stock of Nxu for each outstanding share of common stock of Verde, which ratio assumes that certain lease payments remain unpaid at the closing of the merger for purposes of this calculation.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Verde is a private company, no market exists for its securities, and Verde has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Verde securities expected to be exchanged in the proposed merger, including any Verde securities issuable upon the exercise of options and warrants and upon the conversion of convertible notes.